Exhibit 10.2
ANCILLARY AGREEMENT
          ANCILLARY AGREEMENT, dated as of August 7, 2007 (this “Agreement”), by and among Loral Space & Communications Inc., a Delaware corporation (“Parent”), Loral Skynet Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent (“Skynet”), Public Sector Pension Investment Board, a Canadian Crown corporation (“PSP”), 4363205 Canada Inc., a Canadian corporation (“Holdco”), and 4363230 Canada Inc., a Canadian corporation and a wholly owned Subsidiary of Holdco (“Interco”). Capitalized, undefined terms used herein shall have the respective meanings ascribed to them in the Asset Transfer Agreement (as hereinafter defined).
R E C I T A L S:
          WHEREAS, on December 16, 2006, 4363213 Canada Inc., a Canadian corporation and a wholly owned Subsidiary of Holdco (“Acquisition Sub”), BCE Inc., a Canadian corporation (“BCE”), and Telesat Canada, a Canadian corporation (“Telesat”), entered into a Share Purchase Agreement (as amended from time to time, the “Share Purchase Agreement”), pursuant to which Acquisition Sub has agreed to purchase from BCE, and BCE has agreed to sell to Acquisition Sub, all of the outstanding shares of Telesat and certain promissory notes upon the terms and subject to the conditions set forth in the Share Purchase Agreement;
          WHEREAS, in connection with the Share Purchase Agreement, on December 16, 2006, Parent executed and delivered to Holdco a letter (as amended from time to time, the “Parent Commitment Letter”), pursuant to which Parent has committed to acquire shares of Holdco simultaneously with the consummation of the transactions contemplated by the Share Purchase Agreement, the terms of which transaction are set (i) forth in an Alternative Subscription Agreement, dated the date hereof (as amended from to time, the “Alternative Subscription Agreement”), by and among Parent, Skynet and Holdco and (ii) an Asset Transfer Agreement, dated the date hereof (as amended from time to time, the “Asset Transfer Agreement”), by and among Skynet, Holdco and Parent;
          WHEREAS, in connection with the Share Purchase Agreement, on December 16, 2006, PSP executed and delivered to Holdco a letter (as amended from time to time, the “PSP Commitment Letter”), pursuant to which PSP has committed to acquire shares of Holdco simultaneously with the consummation of the transactions contemplated by the Share Purchase Agreement, the terms of which transaction are set forth in a Subscription Agreement, dated the date hereof (as amended from time to time, the “PSP Subscription Agreement”), by and between PSP and Holdco;
          WHEREAS, in connection with the Share Purchase Agreement, on December 14, 2006, Parent, PSP, Holdco, Acquisition Sub and Skynet entered into a letter agreement (the “Investors Letter Agreement”) providing for, among other things, the capitalization and management of Holdco and the actions to be taken by the parties thereto with respect to such capitalization and management;
          WHEREAS, attached as Schedule C to the Investors Letter Agreement is a “Contribution Term Sheet” relating to a “Skynet Contribution Agreement” contemplating the transfer by Skynet of certain of its assets and related liabilities to Holdco in connection with Skynet’s acquisition of shares of Holdco, the terms of which transaction are set forth in: (i) the

Asset Transfer Agreement; and (ii) an Asset Purchase Agreement, dated the date hereof (as amended from time to time, the “Asset Purchase Agreement”), by and among Skynet, Skynet Satellite Corporation, a Delaware corporation that is currently a wholly owned Subsidiary of Skynet and, as of the Closing, will be a wholly owned Subsidiary of Holdco (“Buyer”), and Parent;
          WHEREAS, pursuant to the Investors Letter Agreement, upon the consummation of the transactions contemplated by the Share Purchase Agreement, the Parent Commitment Letter, the Alternative Subscription Agreement, the PSP Commitment Letter, the PSP Subscription Agreement, the Asset Transfer Agreement and the Asset Purchase Agreement (collectively, including the Investors Letter Agreement, this Agreement and the agreements entered into by Holdco and its Subsidiaries with respect to the Financing, the “Transaction Documents”), (i) Parent is to own, directly or indirectly, shares of Holdco representing 64% of the economic equity interests and 33 1/3 of the non-director voting equity interests of Holdco, and (ii) PSP is to own, directly or indirectly, shares of Holdco representing 36% of the economic equity interests and 66 2/3 of the non-director voting equity interests of Holdco; and
          WHEREAS, the parties hereto desire to provide for (i) the methods by which any disputes relating to the determination of the Final Adjustment Amount and/or the MAE Adjustment Amount will be resolved, (ii) the settlement of payments (if any) by and among the parties hereto in respect of the Final Adjustment Amount and any MAE Adjustment Amount, (iii) the funding by Parent and PSP of amounts payable by Holdco in connection with the Transaction Documents and the transactions contemplated thereby and (iv) certain other matters, all as set forth herein;
          NOW, THEREFORE, in consideration of the foregoing premises, and of the covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:
          SECTION 1. SETTLEMENT OF ESTIMATED AND FINAL ADJUSTMENT AMOUNTS.
          SECTION 1.1. Estimated Adjustment Amount.
          (a) In the event that the Estimated Adjustment Amount set forth in the Estimated Adjustment Schedule is a positive number:
     (i) Holdco shall pay to Parent at the Closing an amount equal to the Estimated Adjustment Amount, but only to the extent that Holdco and its Subsidiaries have Adequate Cash (as hereinafter defined) therefor (the “Estimated Holdco Payment”);
     (ii) if, and then to the extent that, Holdco and its Subsidiaries do not have Adequate Cash to make such payment, subject to Section 3.3 hereof, PSP shall pay or cause to be paid to Parent at the Closing an amount equal to 0.3463 (the “Factor”) multiplied by such portion of the estimated Adjustment Amount not paid by Holdco (the “Estimated PSP Payment”); and
     (iii) to the extent Section 3.3 applies, Holdco will issue Holdco Notes (as defined below) to Parent in the principal amount contemplated thereby (the “Estimated Payment Notes”).

     For the purposes of this Agreement, “Adequate Cash” means sufficient cash to make the payment in question (giving effect to available proceeds from the Financing, as well as any use of cash on hand or otherwise available to the fullest extent permitted to be so used without violation of any applicable covenants contained in the documentation of the Financing, other applicable agreements or applicable Law).
          (b) In the event that the Estimated Adjustment Amount set forth in the Estimated Adjustment Schedule is a negative number, Parent shall pay to PSP at the Closing an amount equal to the Factor multiplied by the absolute value of such Estimated Adjustment Amount (the “Estimated Parent Payment”), and for the avoidance of doubt, for purposes of this Agreement, Estimated PSP Payment and Estimated Holdco Payment shall be zero.
          SECTION 1.2. Final Adjustment Amount.
          (a) In the event that Holdco or Skynet exercises its right pursuant to Section 2.7(c) of the Asset Transfer Agreement to submit the determination of any matter(s) in dispute relating to the Proposed Final Adjustment Schedule or any of the calculations set forth therein, such dispute shall be so submitted for resolution to PricewaterhouseCoopers L.L.C. or, if such firm is unable or unwilling to serve in such capacity, another independent accounting or financial dispute resolution firm of national standing that shall be reasonably acceptable to Parent and PSP (such firm or other accounting or financial dispute resolution firm, the “Independent Accountant”). PSP and Holdco, on the one hand, and Parent and Skynet, on the other hand, shall cooperate fully with the Independent Accountant to facilitate its resolution of such dispute, including by providing the information, data and work papers used by each such party (as applicable) to calculate the Final Adjustment Amount and the amount in dispute, making its personnel and accountants available to explain any such information, data or work papers and submitting each of their calculations of the Final Adjustment Amount to the extent relevant to such matter(s) submitted to the Independent Accountant. Based upon such review and other information, the Independent Accountant shall determine the Final Adjustment Amount in accordance with this Agreement. Such determination shall be completed as promptly as practicable but in no event later than 30 Business Days following the submission of such dispute to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to PSP and Holdco, on the one hand, and Parent and Skynet, on the other hand, and shall be final and binding on the parties hereto, except to correct manifest clerical or mathematical errors. Notwithstanding anything to the contrary contained in any of the Transaction Documents (including, without limitation, Section 10 of the Investors Letter Agreement), the fees and expenses of the Independent Accountant shall be paid by Holdco. The provisions of this Section 1.2(a) shall apply, mutatis mutandis, to matters referred for determination pursuant to Section 4.10(k) of the Asset Transfer Agreement.
          (b) Unless the Final Adjustment Amount, as finally determined pursuant to Section 2.7 of the Asset Transfer Agreement and, if applicable, this Section 1.2, is equal to the Estimated Adjustment Amount set forth in the Estimated Adjustment Schedule, the following shall apply (it being understood and agreed that Sections 4.10(j), 4.10(l) and 4.10(m) of the Asset Transfer Agreement shall apply following the determination and payment of the Final Adjustment Amount as provided below, taking such payment into account):
     (i) if Skynet or Parent received more or Parent paid (or caused to be paid) less pursuant to Section 1.1 hereof than it is ultimately entitled or required to receive or pay in respect thereof under the Asset Transfer Agreement and Section 1.1 of this Agreement, then not more than 10 Business Days after the date of such final determination, Parent shall settle (or cause to be settled) the True-Up Amount (as hereinafter defined) as follows: (A) first, Parent shall return to Holdco for cancellation a principal amount of Estimated Payment Notes, if any, equal to the lesser of the True-Up Amount and the principal amount of all Estimated Payment Notes; (B) second, Parent shall pay to PSP an amount, not to exceed the Estimated PSP Payment, equal to any portion of the True-Up Amount that is not settled pursuant to the immediately preceding clause (A) (and any such payment will be deemed to settle a portion of the True-Up Amount equal to the amount of such payment divided by the Factor); (C) third, Parent shall pay Holdco, an amount, not to exceed the Estimated Holdco Payment, equal to any portion of the True-Up Amount that is not settled pursuant to the immediately preceding clauses (A) and (B); and (D) fourth, Parent shall pay to PSP an amount equal to the Factor multiplied by any portion of the True-Up Amount that is not settled pursuant to the immediately preceding clauses (A), (B) and (C); and
     (ii) if PSP or Holdco received more or paid (or caused to be paid) less to Parent pursuant to Section 1.1 hereof than it is ultimately entitled or required to receive or pay in respect thereof under the Asset Transfer Agreement and Section 1.1 of this Agreement, then not more than 10 Business Days after the date of such final determination, Holdco and PSP shall settle (or cause to be settled) the True-Up Amount as follows: (A) first, in the event that PSP received an Estimated Parent Payment, PSP shall pay to Parent an amount, not to exceed the Estimated Parent Payment, equal to the True-Up Amount (and any such payment will be deemed to settle a portion of the True-Up Amount equal to the amount of such payment divided by the Factor); (B) second, Holdco shall pay to Parent, but only to the extent it and its Subsidiaries have Adequate Cash therefor, any portion of the True-Up Amount that is not settled pursuant to the immediately preceding clause (A); (C) third, subject to Section 3.3, PSP shall pay to Parent an amount equal to the Factor multiplied by any portion of the True-Up Amount that is not settled pursuant to the immediately preceding clauses (A) and (B) (and any such payment will be deemed to settle a portion of the True-Up Amount equal to the amount of such payment divided by the Factor); and (D) fourth, to the extent Section 3.3 applies, Holdco will issue Holdco Notes to Parent in the principal amount contemplated thereby.
     For the purposes of this Agreement, the “True-Up Amount” is the absolute value of the difference between the Final Adjustment Amount, as determined pursuant to Section 2.6 of the Asset Transfer Agreement and, if applicable, Section 1.2(a) hereof, and the Estimated Adjustment Amount.
     SECTION 2. SETTLEMENT OF MAE ADJUSTMENT AMOUNT.
     SECTION 2.1. MAE Adjustment Amount.
          (a) In the event that Holdco or Skynet exercises its right pursuant to Section 2.8(c) of the Asset Transfer Agreement to submit the determination of any matter(s) in dispute relating to an MAE Adjustment Amount (if any) to an arbitrator for resolution, such dispute shall be so submitted for resolution to a Person (selected as provided in this Section 2.1(a)) that shall be reasonably acceptable to Parent and Skynet, on the one hand, and PSP and Holdco, on the other hand (such Person that is so selected, the “Arbitrator”). The Arbitrator shall be selected from a list of potential arbitrators, each of whom shall have substantial experience and expertise in the valuation of businesses, such list to be obtained by the parties hereto from the American Arbitration Association. The Arbitrator’s function shall be to resolve only such unresolved matters that are relevant to the MAE Adjustment Amount (if any) in accordance with the terms and provisions of the Asset Transfer Agreement and this Agreement. The decision of the Arbitrator shall be conclusive, final and binding upon the parties hereto and shall not be subject to any challenge or appeal by any such party. Notwithstanding anything to the contrary contained in any of the Transaction Documents (including, without limitation, Section 10 of the Investors Letter Agreement), the fees and expenses of the Arbitrator shall be paid by Holdco.
          (b) Subject to the provisions of Sections 2.8(a) and 2.8(b) of the Asset Transfer Agreement, not more than 30 days after the date that the MAE Adjustment Amount (if any) is finally determined pursuant to Section 2.8 of the Asset Transfer Agreement and, if applicable, Section 2.1(a) hereof, Parent shall pay or cause to be paid to Holdco an amount equal to such finally determined MAE Adjustment Amount; provided, however, that Parent shall only be obligated to pay the MAE Adjustment Amount in cash if it has or could reasonably acquire the financial resources to do so through the use of its commercially reasonable efforts, but for the avoidance of doubt, without any obligation to (i) sell any of its assets, (ii) incur any Lien on its direct or indirect equity interests in SS/L or any of its Subsidiaries or (iii) cause SS/L or any of its Subsidiaries to borrow, give any security for or guarantee any Obligation.
          SECTION 3. CERTAIN COVENANTS AND AGREEMENTS.
          SECTION 3.1. Funding Transaction Costs; Excess Funding.
          (a) Immediately prior to the Telesat Closing, subject to Section 3.3 hereof, Parent and PSP will make one or more capital contributions in cash to Holdco, if, and then only to the extent that, Holdco and its Subsidiaries do not have Adequate Cash to (i) fund the respective obligations of Holdco and its Subsidiaries (but excluding any obligation to pay Transaction Expenses, which are addressed in Section 3.1(b) below) under the Transaction Documents as of the Telesat Closing, and if the Closing shall occur simultaneous therewith, as of the Closing (including, without limitation, Holdco’s obligation to repay the principal amount outstanding under the Senior Notes or the Redemption Facility, as applicable) and (ii) redeem Telesat’s indebtedness outstanding as of the Telesat Closing, as set forth in Schedule 3.1(a) to this Agreement (collectively, “Transaction Obligations”); provided that Parent shall fund 65.37% and PSP shall fund 34.63% of each such contribution.
          (b) Immediately prior to the Telesat Closing, subject to Section 3.3 hereof, Parent and PSP will make one or more capital contributions in cash to Holdco if, and then only to the extent that, Holdco and its Subsidiaries do not have Adequate Cash to pay any and all costs and expenses (collectively, “Transaction Expenses") incurred or payable by Holdco or any of its Subsidiaries as of the Telesat Closing, and if the Closing shall occur simultaneously therewith, as of the Closing, in connection with the Transaction Documents and the transactions contemplated thereby (including, without limitation, any and all amounts payable by Holdco pursuant to Section 10 of the Investors Letter Agreement, Section 8.1 of the Asset Transfer Agreement, Section 10.5 of the Asset Purchase Agreement and Section 3.2 of this Agreement); provided that Parent shall fund 64% and PSP shall fund 36% of each such contribution. Parent and PSP further agree that following the Telesat Closing, if the applicable covenants under the Financing shall thereafter restrict the ability of Holdco or its Subsidiaries to make any payment of Transaction Expenses that are payable after the Telesat Closing, then subject to Section 3.3 hereof, Parent and PSP will be responsible for making such payment, provided that Parent shall fund 64% and PSP shall fund 36% of such payment.
          (c) Immediately following the Telesat Closing, if the cash equity contribution made by PSP under the PSP Subscription Agreement, and Parent’s equity contribution, if any, under the Parent Subscription Agreement, together with the proceeds from the Financing shall exceed the amount of cash necessary to fund the Transaction Obligations and the Transaction Expenses, then Holdco shall pay any such excess to Parent and PSP, with Parent being entitled to 65.37% of such excess amount, and PSP being entitled to 34.63% of such excess amount.
          SECTION 3.2. Reimbursement of Transaction Expenses. Parent, Skynet and PSP may each submit to Holdco invoices for the reimbursement thereto of any Transaction Expenses incurred by such party (whether incurred before or after the Telesat Closing), not paid directly by Holdco as provided in Section 3.1(b) above. Such invoices shall be promptly paid by Holdco upon its review and approval thereof, which approval, in any case, shall not be unreasonably withheld, delayed or conditioned. Holdco shall also repay as of the Telesat Closing any and all promissory notes issued by Holdco to Parent and PSP to fund the payment by Parent and PSP of Transaction Expenses prior to the Telesat Closing.
          SECTION 3.3. PSP Cap. Notwithstanding anything to the contrary contained herein, in no event shall PSP’s obligation (the “PSP Cash Obligations”) to pay the Estimated Adjustment Amount, the Final Adjustment Amount, any portion of the True-Up Amount or any other amounts provided in Section 3.1, when added to the aggregate purchase price paid by PSP under the PSP Subscription Agreement as of the Telesat Closing, exceed C$595.8 million (the “PSP Cap”). In the event that, but for the application of the immediately foregoing sentence, the PSP Cash Obligations would exceed the PSP Cap, and as a result PSP does not make a capital contribution or other payment under Section 3.1(a) or 3.1(b), Parent shall be relieved of the obligations it would otherwise have to fund its proportionate share of such capital contribution or other payment under Section 3.1(a) or 3.1(b). In the event that the PSP Cash Obligations which are relieved are obligations to pay Parent under Section 1, Holdco shall, to the extent it does not have Adequate Cash to make payments to Parent as provided in Section 1, in lieu of such payment issue to Parent a promissory note of the same tenor and terms contemplated by Section 4.04 of the Consulting Agreement in principal amount equal to the amount of such unpaid PSP Cash Obligations divided by the Factor (a “Holdco Note”). To the extent that PSP pays any of the PSP Cash Obligations in U.S. dollars, such payments will be translated into Canadian dollars using the Closing Date Exchange Rate (other than the obligation set forth in the last sentence of Section 3.1(b), which shall be at an exchange rate calculated in the same manner as the Closing Date Exchange Rate, except that the actual date of such payment shall be substituted for the Closing Date).
          SECTION 3.4. Additional Insurance Coverage.
          (a) Without limiting any obligation of Parent or Skynet under the Asset Transfer Agreement to obtain or maintain insurance coverage with respect to the Business, at the request of PSP, Skynet shall use its commercially reasonable efforts to, and Parent shall cause Skynet to use its commercially reasonable efforts to, obtain, at the expense solely of PSP, such additional insurance (“Additional Business Insurance”) with such coverage and in such amounts, with such deductibles and against such risks and losses as PSP may request from time to time prior to the Closing, provided that, in the event that such Additional Business Insurance is terminated, Parent shall pay, or cause to be paid, to PSP any premiums or other amounts actually refunded or paid to Parent or Skynet or any of their controlled Subsidiaries in respect of such Additional Business Insurance. For the avoidance of doubt, nothing in this Section 3.4(a) shall obligate Parent or Skynet to take any action that would adversely affect its ability to obtain insurance on its own behalf. In the event of any loss in respect of which Parent, Skynet or any of their controlled Subsidiaries receives proceeds under the Additional Business Insurance, Parent shall assign such proceeds, if any, or cause such proceeds, if any, to be assigned, to PSP.
          (b) The parties hereto acknowledge and agree that Parent has obtained at its expense $150,000,000 of additional top-up insurance coverage (the “Additional Telstar 12 Insurance”) with respect to Telstar 12. Upon the written request of Parent at any time from and after the Closing, Holdco and its Subsidiaries shall terminate, or cause to be terminated, and shall cooperate with Parent to effect the termination of, the Additional Telstar 12 Insurance, and shall pay, or cause to be paid, to Parent any premiums or other amounts actually refunded or paid to Holdco or any of its Subsidiaries in respect of such termination. The parties hereto hereby agree that Parent shall have the right to direct the negotiations with the insurers regarding any such termination.
          SECTION 3.5. Payment Direction. Any amounts payable by or on behalf of Holdco to any other party hereto pursuant to the provisions of this Agreement shall be deemed to be paid to such party at the direction and instruction of Holdco (for Holdco’s account).
          SECTION 3.6. Basis Swap.
          (a) PSP agrees that it shall be responsible for, and shall indemnify Skynet and its Affiliates against, 34.63% of any and all termination liability incurred under the Basis Swap.
          (b) Parent shall transfer the Basis Swap (or cause, on substantially similar terms and conditions, the Basis Swap to be transferred) to Holdco simultaneously with the transfer to Holdco of the hedges procured by Parent and PSP (or any of its respective Affiliates) with respect to their respective Tranches.
          SECTION 3.7. Tax Distributions. Each of Parent and PSP shall, and shall use their reasonable best efforts to cause their respective Affiliates, directors (or Persons in similar positions), officers and employees who at any time have the right (by virtue of share ownership or otherwise) to designate any directors of Holdco to, use their reasonable best efforts to cause their respective designees serving as directors of Holdco to cause Holdco to, subject to applicable covenants under the Financing and applicable Law and to the discretion of Holdco’s board of directors, and to the extent that Holdco has cash resources available to it for such purposes (as reasonably determined by Holdco’s Board of Directors), declare and pay in respect of the Equity Shares (as defined in the Shareholders Agreement) not less than 15 days prior to each April 15, June 15, September 15 and December 15 of each calendar year (each such date, an “Estimated Tax Payment Date”), cash dividends in amounts as determined herein, provided that no such dividend shall be declared or paid in preference over any other dividend that may be declared or paid on any shares of Holdco, including the Fixed Rate Preferred Shares (as defined in the Shareholders Agreement). Each quarterly cash dividend shall be based on the amount reasonably estimated jointly and in good faith by Parent and Holdco not less than 20 days prior to each Estimated Tax Payment Date that is sufficient to enable any shareholder if such shareholder were a US shareholder of the Company, as defined in Section 951(b) of the Code (a “US Shareholder”), to receive an amount at least equal to the excess (if any) of (a) the product of (i) an estimate of the amounts that would be included in gross income under Section 951 of the

Code by such US Shareholder for the year with respect to the Company and its Subsidiaries, without taking into account any net operating losses or capital losses, as applicable, of such US Shareholder, (ii) the highest marginal combined US federal, New York State and New York City corporate income tax rate applicable to ordinary income in effect for such year, taking into account the deductibility of state and local income taxes for US federal income tax purposes, and (iii) the Proration Percentage (as hereinafter defined) applicable to such Estimated Tax Payment Date, over (b) the sum of (i) the prior distributions made in the same year under Section 5.05 of the Shareholders Agreement with respect to the shares of Holdco held by such US Shareholder, (ii) any other amounts distributed to such US Shareholder as dividends in such year and (iii) if such US Shareholder is treated as a corporation for US federal income tax purpose, non-US taxes of the Company and its Subsidiaries deemed paid during the year and creditable for US federal income tax purposes by such US Shareholder. Any amount of cash dividend paid on the first Estimated Tax Payment Date of any taxable year shall be increased or decreased on account of the shortfall or excess of the estimated over actual amounts so included for the prior taxable year. For the purposes of this Section 3.7, “Proration Percentage” means with respect to: (a) any April 15, 25%; (b) any June 15, 50%; (c) any September 15, 75%; and (d) any December 15, 100%. In the event that, from and after the date hereof, PSP directly or indirectly sells, transfers, assigns or otherwise disposes (by operation of law, merger or otherwise) its right to designate any director of Holdco, as a condition to any such transaction and prior to or simultaneously with the effectiveness thereof, each transferee or successor to such designation right shall have agreed in writing to be bound by, and to assume PSP’s obligations under, the provisions of this Section 3.7 (which written agreement shall promptly be delivered by PSP or such transferee or successor to each other party to this Agreement).
          SECTION 3.8. Authorization or Issuance of Senior Shares. So long as any of PSP, Red Isle Private Investments Inc. or any of the entities that constitute Permitted Transferees under clauses (1) through (3) of the definition thereof contained in the Shareholders Agreement own 10% of the Senior Preferred Shares (as defined in the PSP Subscription Agreement) then outstanding, from and after the Telesat Closing, without the prior written consent of PSP and Parent, Holdco shall not authorize or issue any capital shares of Holdco ranking pari passu or senior to the Senior Preferred Shares in terms of the declaration or payment of, or any other right to receive, dividends or other distributions from Holdco or the right to receive any distributions (including, without limitation, return of capital) upon the liquidation, dissolution or winding up of Holdco or other distribution of assets of Holdco among its shareholders for the purpose of winding up its affairs, in each case, whether voluntary or involuntary.
          SECTION 3.9. Guaranty Indemnity. Each of Holdco and Interco hereby acknowledge that Loral and/or one or more of its Affiliates (other than Holdco or any of its Subsidiaries, including without limitation Interco) (collectively, the “Loral Guarantors”) has granted or is otherwise subject to or obligated under or in respect of one or more guarantees of certain Obligations relating to the Business or otherwise constituting Assumed Liabilities (the “Guaranteed Obligations”). Without limiting, and in furtherance of, the provisions of Article VII of the Asset Transfer Agreement and notwithstanding clause (g) of the definition of Excluded Liabilities set forth in the Asset Transfer Agreement, from and after the Closing, each of Holdco and Interco shall jointly and severally indemnify and save harmless each Loral Guarantor from any and all losses, claims, costs, expenses, damages or liabilities of any nature or kind whatsoever, including without limitation, penalties and legal costs (whether or not involving a third party claim) suffered or incurred by such Loral Guarantor from and after the Closing as a result of or arising directly or indirectly out of or in connection with the payment, satisfaction, collection or performance of any Guaranteed Obligation.

          SECTION 3.10. Method of Payment. All payments made pursuant to this Agreement shall be by wire transfer of immediately available funds to one or more accounts specified in writing by the Person entitled to such payment; payments to be made to a party hereunder shall be made to any Subsidiary of such party, as such party shall direct.
          SECTION 4. TERMINATION.
          SECTION 4.1. Mutual Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time by the written consent of parties hereto.
          SECTION 4.2. Automatic Termination. In the event of any termination of the Share Purchase Agreement, this Agreement shall simultaneously and automatically terminate without any further act or deed on the part of any party hereto.
          SECTION 4.3. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 4.1 or Section 4.2, this Agreement shall become null and void and have no further force or effect, with no liability on the part of any party hereto or its or its Affiliates’ respective directors (or Persons in similar positions), officers, agents, partners or stockholders, with respect to this Agreement, except that nothing herein will relieve any party hereto from liability for any breach by it of the provisions of this Agreement occurring prior to the date of such termination.
          SECTION 5. MISCELLANEOUS.
          SECTION 5.1. Successors and Assigns. No party may transfer or assign any of its rights or obligations hereunder without the express written consent of the other party hereto, and any such attempted transfer or assignment in violation of this Section 5.1 shall be null and void ab initio; provided, however, that a party hereto may, without the prior written consent of any other party hereto, (a) assign (in whole or in part) this Agreement and all of its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (b) assign (in whole or in part) this Agreement and its rights and obligations hereunder to any of its Subsidiaries; provided, further, that, notwithstanding any such assignment described in the immediately preceding clauses (a) and (b), the assigning party shall remain liable to perform all of its obligations hereunder.
          SECTION 5.2. Governing Law and Waiver of Jury Trial. This Agreement, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including (a) its negotiation, execution, and validity, and (b) any claim or cause of action, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law rules and principles thereof. Any suit, action or proceeding against any party or any of its assets arising out of or relating to this Agreement shall be brought in the federal or state courts located in New York, New York, and each party hereby irrevocably and unconditionally attorns and submits to the exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party irrevocably consents to process being served by any party to this Agreement in any legal proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.4 hereof.
          SECTION 5.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
          SECTION 5.4. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand, courier (with a copy sent by facsimile), by facsimile or other means of electronic communication (with a copy sent by courier) or by delivery as hereafter provided. Any such notice or other communication, if sent by courier or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the confirmation of receipt, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this Section 5.4. Notices and other communications shall be addressed as follows or to such other address as the parties shall notify each other in writing from time to time:
          If to Parent or Skynet:
Loral Space & Communications Inc.
600 Third Avenue
New York, NY 10016
Attention:   Avi Katz

Telephone:   (212) 338-5340
Facsimile:    (212) 338-5320

          with copies to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:   Bruce R. Kraus
Telephone:   (212) 728-8237
Facsimile:   (212) 728-9237
and
McCarthy Tétrault LLP
66 Wellington Street
Toronto, M5K 1E6
Attention:   Robert Forbes
Telephone:   (416) 601-8267
Facsimile:   (416) 868-0673
          If to PSP:
Public Sector Pension Investments Board
c/o PSP Investments
1250 René-Lévesque Blvd West
Suite 2030
Montréal (Québec) H3B 4W8
Attention:   First Vice President and General Counsel
Telephone:   (514) 939-5376
Facsimile:   (514) 937-0403
          with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:   Douglas P. Warner
Telephone:   (212) 310-8751
Facsimile:   (212) 310-8007
          If to Holdco:

4363205 Canada Inc.
c/o McCarthy Tétrault LLP
66 Wellington Street
Toronto, M5K 1E6
Attention:   Secretary (c/o Robert Forbes)
Facsimile:   (416) 868-0673
          with copies to:
Public Sector Pension Investments Board
c/o PSP Investments
1250 René-Lévesque Blvd West
Suite 2030
Montréal (Québec) H3B 4W8
Attention:   First Vice President and General Counsel
Telephone:   (514) 939-5376
Facsimile:   (514) 937-0403
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153 Attention: Douglas P. Warner
Telephone:   (212) 310-8751
Facsimile:   (212) 310-8007
          SECTION 5.5. Amendments; Waivers. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of such parties. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by the parties hereto. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
          SECTION 5.6. Entire Agreement. Except as agreed to in writing on or after the date hereof, this Agreement and the Transaction Documents constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties (both written and oral), among the parties with respect to the subject matter hereof.
          SECTION 5.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, from the date hereof through the date of the Telesat Closing, PSP shall have the right to take any action on behalf of

Holdco, and to exercise all remedies and rights on behalf of and for the benefit of Holdco, under this Agreement, and shall be entitled to full indemnity from Holdco in respect of, and Holdco shall pay to PSP an amount equal to, any Losses incurred by PSP in doing so (including any costs and expenses incurred by PSP incident to exercising any such remedies or rights) unless PSP shall have acted in bad faith or shall have been grossly negligent, provided, further, that nothing contained in this Section 5.7 shall be deemed to create any liability on PSP’s part to any of the other parties hereto in connection with, and no such other party hereto shall have any recourse against PSP for, any action so taken, or any exercise of such remedies or rights made, by PSP on behalf of or for the benefit of Holdco prior to the Telesat Closing pursuant to this Section 5.7.
          SECTION 5.8. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          SECTION 5.9. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          SECTION 5.10. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.
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          IN WITNESS WHEREOF, the parties hereto have duly executed this Ancillary Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Chief Executive Officer

LORAL SKYNET CORPORATION

By:	/s/ Michael B. Targoff

Name: Michael B. Targoff
Title: Chief Executive Officer

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:	/s/ Derek Murphy

Name: Derek Murphy
Title: First Vice President, Private Equity

By:	/s/ John Valentini

Name: John Valentini
Title: First Vice President, Chief Financial and
Operations Officer

4363205 CANADA INC.

By:	/s/ Michael B. Targoff

Name: Michael B. Targoff
Title: Vice Chairman

By:	/s/ John Valentini

Name: John Valentini
Title: Vice President

4363230 CANADA INC.

By:	/s/ Michael B. Targoff

Name: Michael B. Targoff
Title: Vice Chairman

By:	/s/ John Valentini

Name: John Valentini Title: Vice President